Exhibit 10.1

SHARE PURCHASE AGREEMENT

JAMES DESIGN PTY LTD ACN 010 768 359 (“Company”)
WPCS AUSTRALIA PTY LTD ACN 128 426 602 (“Buyer”)
THE SHAREHOLDERS NAMED IN SCHEDULE 2 (“Sellers”)
THE DIRECTORS AND INDIVIDUALS NAMED IN SCHEDULE 2

TABLE OF CONTENTS

BACKGROUND	1
OPERATIVE PART	1
1 DEFINITIONS AND INTERPRETATION	1
1.1 Definitions	1
1.2 Interpretation	5
1.3 Time of the essence	6
2 SALE AND PURCHASE OF SHARES	6
2.1 Sale and purchase	6
2.2 Title property and risk	6
3 PAYMENT OF PURCHASE PRICE	6
3.1 Amount of Purchase Price	6
3.2 Payment of Purchase Price	6
3.3 Net tangible asset value adjustment	6
3.4 Escrowed Funds	7
4 BUYER’S ACCESS TO INFORMATION	7
4.1 Access to information	7
4.2 Access during Business Hours	8
4.3 No diminishing of warranties	8
4.4 Cooperation by staff and representatives	8
4.5 Confidentiality	8
5 CONDUCT OF BUSINESS UP TO COMPLETION	8
5.1 Conduct of business	8
5.2 Consents	9
5.3 Other Actions	9
5.4 No Solicitation	9
5.5 Preservation of records	9
5.6 Publicity	10

i

5.7 Use of name	10
5.8 Employment Agreement – Steven Peter James	10
5.9 Board of Directors	10
5.10 Financial information	10
5.11 Financial statements	10
5.12 Elimination of non-business financial obligations	10
6 COMPLETION	11
6.1 Date and place for Completion	11
6.2 Obligations of the Sellers on Completion	11
6.3 Obligations of the Buyer on Completion	12
6.4 Directors’ meeting – the Company	13
6.5 Directors’ meeting – the Buyer	13
6.6 Bank authorities and minimum balance	13
6.7 Shareholder loan accounts	13
6.8 Capital and in specie distributions	13
6.9 No debts incurred up to Completion	13
7 WARRANTIES AND REPRESENTATIONS ABOUT THE COMPANY	13
7.1 Material events	13
7.2 Non-budgeted expenditure	13
7.3 Carriage of business	14
7.4 Dividends	14
7.5 Australian Securities & Investments Commission	14
7.6 Third party consents	14
7.7 No winding up	15
7.8 No external administration	15
7.9 Incorporation of the Company	15
7.10 Authority to carry on business	15
7.11 Board & Shareholder approval	15
7.12 Authority to perform Agreement	15

7.13 Authorised and issued Share capital	15
7.14 Ownership of issued Shares	15
7.15 Share options, warrants, calls and other agreements	16
7.16 Shareholder rights of pre-emption	16
7.17 Shareholder agreements	16
7.18 Company records	16
7.19 Minute Books	16
7.20 Subsidiaries	16
7.21 Financial statements	17
7.22 Records and books of account	18
7.23 Absence of undisclosed liabilities	18
7.24 Taxes	18
7.25 Accounts receivable	20
7.26 Inventory	20
7.27 Machinery and Equipment	20
7.28 Real property matters	21
7.29 Leases	21
7.30 Intellectual property rights	21
7.31 Insurance policies	22
7.32 Banking and personnel lists	23
7.33 Third party contracts	23
7.34 Compliance with the law	25
7.35 Litigation and disputes	25
7.36 Absence of certain changes or events	26
7.37 Employee benefit plans	27
7.38 Service warranties and service liabilities	28
7.39 Company assets	28
7.40 Absence of certain commercial practices	28
7.41 Licenses, permits, consents and approvals	28

7.42 Environmental matters	29
7.43 Broker	29
7.44 Related party transactions	29
7.45 Anti-Money Laundering and Counter Terrorism Financing Act	30
7.46 Disclosure	30
8 WARRANTIES AND REPRESENTATIONS ABOUT THE SELLERS	31
8.1 Shares unencumbered	31
8.2 No Claim on the Company	31
8.3 Standing & solvency	31
8.4 Authority	31
8.5 Third party consents	31
8.6 Litigation	32
8.7 Broker	32
8.8 Anti-Money Laundering and Counter Terrorism Financing Act.	32
9 WARRANTIES AND REPRESENTATIONS ABOUT THE BUYER	32
9.1 Incorporation	32
9.2 Authority	32
9.3 Third party consents	33
9.4 Litigation	33
9.5 Broker	33
9.6 Anti-Money Laundering and Counter Terrorism Financing Act	33
10 COMPANY TAXATION	34
10.1 Tax periods beginning before and ending after the Completion Date	34
10.2 Refunds and tax benefits	35
10.3 Cooperation on Tax matters	35
11 INDEMNIFICATION	36
11.1 Sellers’ indemnities	36
11.2 Buyer’s indemnities	36
11.3 Limitations	37

11.4 Procedures	37
11.5 Professional indemnity insurance	28
11.6 Taxation of indemnity payments	28
12 RESTRAINT OF TRADE	39
12.1 Restraint	39
12.2 Area of restraint	39
12.3 Period of restraint	40
12.4 Capacity of restraint	40
12.5 Severability	40
12.6 Exceptions	40
13 CONFIDENTIALITY	40
13.1 Confidentiality and use	40
13.2 Exceptions	41
13.3 Notification of breach	41
13.4 Remedies for breach of confidentiality	41
13.5 Survival of terms	41
14 TRANSFER DUTY AND LEGAL COSTS	41
14.1 Transfer Duty	41
14.2 Legal costs	41
15 GENERAL	41
15.1 Amendment	41
15.2 No waiver	41
15.3 Entire agreement	41
15.4 Severability	42
15.5 Survival of representations and warranties	42
15.6 Further assurances and good faith	42
15.7 Specific Performance	42
15.8 Successors and assigns	42
15.9 Privity of contract	42
15.10 Assignment	42
15.11 Notices	43
15.12 Party acting as trustee	43
15.13 Governing law	44
15.14 Counterparts & exchange by fax	44
SCHEDULE 1 – AGREEMENT DETAILS	45
SCHEDULE 2 – PARTY DETAILS	46
SCHEDULE 3 – COMPANY SHARES	47
SCHEDULE 4 – COMPANY SUBSIDIARIES	48
SCHEDULE 5 – THIRD PARTY CONSENTS	49
SCHEDULE 6 – SPECIAL INCOME IN FINANCIAL STATEMENTS	50
SCHEDULE 7 – COMPANY LIABILITIES	51
SCHEDULE 8 – TAX RETURNS	52
SCHEDULE 9 – ACCOUNTS RECEIVABLE	53
SCHEDULE 10 – INVENTORY	54
SCHEDULE 11 – FIXED ASSETS	55
SCHEDULE 12 – LEASES	56
SCHEDULE 13 – INTELLECTUAL PROPERTY RIGHTS	57
SCHEDULE 14 – INSURANCE POLICIES	58
SCHEDULE 15 – THIRD PARTY CONTRACTS	59
SCHEDULE 16 – LEGAL VIOLATIONS & INFRINGEMENTS	60
SCHEDULE 17 – LITIGATION & DISPUTES	61
SCHEDULE 18 – ACTIONS OUTSIDE ORDINARY COURSE OF BUSINESS	62
SCHEDULE 19 – EMPLOYEE PROGRAMS	63
SCHEDULE 20 – SERVICE WARRANTIES & LIABILITIES	64
SCHEDULE 21 – COMPANY ASSETS	65
SCHEDULE 22 – SPECIAL COMMERCIAL PRACTICES	66
SCHEDULE 23 – LICENCES, CONSENTS, PERMITS & APPROVALS	67
SCHEDULE 24 – ENVIRONMENTAL MATTERS	68
SCHEDULE 25 – BROKERS	69
SCHEDULE 26 – RELATED PARTY TRANSACTIONS	70
EXECUTION	71

v

 SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made this day of 2007

BETWEEN	JAMES DESIGN PTY LTD ACN 010 768 359 of 206 Logan Road, Woolloongabba in the State of Queensland, 4102; Australia;

AND	WPCS AUSTRALIA PTY LTD ACN 128 426 602 care of Gilshenan & Luton Legal Group, Level 13, 259 Queen Street, Brisbane in the State of Queensland, 4000, Australia (the “Buyer”);

AND	THE SHAREHOLDERS DESCRIBED IN SCHEDULE 1 (the “Sellers”)

AND	THE DIRECTORS AND INDIVIDUALS DESCRIBED IN SCHEDULE 2.

BACKGROUND

(A)	The Company has issued Share capital of AUD$190.00 comprising of 190 fully paid Ordinary Class Shares.

(B)	The Sellers are together the beneficial holders of the fully paid Ordinary Class Shares in the Company so held by each is detailed next to their respective names in Schedule 1 Part B.

(C)	The Company has the assets and liabilities described in the Financial Statements.

(D)	Each Seller has agreed to sell their Share to the Buyer for valuable consideration with effect on the Effective Date on the terms and conditions set out in this Agreement.

OPERATIVE PART

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

1.1.1
“A-GAAP” means the Australian generally accepted accounting principles incorporating all generally accepted Australian measurement standards as published by the Australian Accounting Standards Board at the date of this Agreement.

1.1.2	“Agreement” means this Share sale agreement, including the schedules.

1.1.3	“AUD” means Australian currency and Australian dollars and cents.

1.1.4	“Balance Sheet” has the meaning set out in Clause 7.21.4.

1.1.5	“Balance Sheet Date” has the meaning set out in Clause 7.21.4.

1.1.6	“Bank” means each bank where the Company has a bank account.

1.1.7	“Basket” has the meaning set out in Clause 11.3.1.

1.1.8	“Board” means the board of Directors of the Company.

1.1.9	“Business” means each business of the Company at the date of this Agreement.

1.1.10	“Business Day” means a day other than a Saturday, Sunday or any day on which banks are not open for business at the place where Completion occurs.

1.1.11	“Business Hours” means from 9.00 am to 5.00 pm on any Business Day.

1.1.12	“Business Premises” means 206 Logan Road, Buranda in the State of Queensland, Australia.

1.1.13	“Buyer Indemnified Parties” has the meaning set out in Clause 11.1.1.

1.1.14	“Claim” means any claim, notice, demand, action, proceeding, litigation, investigation or judgment whether based in contract, tort, statute or otherwise.

1.1.15	“Company” means James Design Pty Ltd ACN 010 768 359 and all of its Subsidiaries.

1.1.16
“Company Records” means the original certificate of Incorporation, Constitution, cheque books, financial and accounting books and records, Common Seal, Register of Members, Register of Mortgages and Charges, Minute Books, Books of Account, Documents of Title and all records, documents and papers relating to the business and property of the Company.

1.1.17	“Completion” means the Completion of the sale and purchase of the Shares under this Agreement.

1.1.18	“Completion Balance Sheet” means the Balance Sheet of the Company on the Completion Date.

1.1.19	“Completion Date” means the date for Completion set out in Schedule 1 Part A, or such other date as may be agreed in writing between the Parties.

1.1.20
“Confidential Information” means the information, forms, business plans, marketing databases, financial and accounting information, specifications, processes, statements, formulae, trade secrets, drawings and data (and copies and extracts made of or from that information and data) concerning:

(a)	the operations and dealings of the Company;

(b)	the organisation, finance, customers, markets, suppliers, intellectual property and know-how of the Company;

(c)	those operations and transactions of a Party concerning the Company and that Party's Shareholding in the Company; and

(d)	the contents and subject matter of this Agreement;

                                                         which is not in the public domain, except by the failure of a Party to perform and observe its covenants and obligations under this Agreement.

1.1.21	“Constitution” means the Constitution of the Company from time to time.

1.1.22	“Director” means a Director of the Company from time to time.

1.1.23	“Effective Date” means 30 November 2007, being the date so described in Schedule 1 of this Agreement.

1.1.24	“Employee Program” means:

(a)
all employee share or benefit plans within the meaning of Division 13 of the Income Tax Assessment Act 1997 (Cth), including, but not limited to multiple employer welfare arrangements, plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which do not qualify under the aforementioned Division 13; and

(b)
all share and stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above.

1.1.25	“Employment Agreement” has the meaning set out in Clause 5.8.1.

1.1.26	“Environmental Laws” has the meaning set out in Clause 7.42.1(a).

1.1.27	“Escrowed Funds” has the meaning set out in Clause 3.4.1.

1.1.28	“Expenses” has the meaning set out in Clause 11.1.1(d).

1.1.29	“Filings” has the meaning set out in Clause 7.41.3.

1.1.30	“Financial Statements” has the meaning set out in Clause 7.21.1 prepared pursuant to the Corporations Act.

1.1.31	“Fixed Asset” has the meaning set out in Clause 7.27.1.

1.1.32	“Government Body” means:

(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office or minister of a government;

(c)	a commission, commissioner, delegate, instrumentality, agency, board or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not; or

(d)	any person, body politic or other thing exercising an executive, legislative, judicial or other governmental function of any country or political subdivision of any country;

(e)	any public authority constituted by or under a law of any country or political subdivision of any country; and

(f)	any person deriving a power directly or indirectly from any other Government Body.

1.1.33	“GST” has the meaning set out in the GST Act.

1.1.34	“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

1.1.35
“Income Tax Laws” means the Income Tax Assessment Act 1997 (Cth), Income Tax Assessment Act 1936 (Cth) and any and all subordinate legislation, rulings, orders, directions, by-laws and other statutory and administrative instruments made under them, as amended or replaced from time to time.

1.1.36	“Independent Accounting Firm” means an independent accounting firm mutually appointed by the Sellers and the Buyer.

1.1.37	“Intangibles” has the meaning set out in Clause 7.30.2.

1.1.38	“Legal Proceedings” includes any :

(a)	Claims or proceedings brought by any person;

(b)	any alternative dispute resolution process (including, without limitation, mediation, arbitration and expert determination processes); and

(c)	actions, assessments, audits, investigations or proceedings by any Government Body.

1.1.39
“Liability” means all actual and/or contingent liabilities, losses, damages, outgoings, obligations, costs and expenses of whatever description net of the proceeds of any insurance policy received or that may be received by the Company.

1.1.40	“Licenses” has the meaning set out in Clause 7.41.1.

1.1.41	“Losses” has the meaning set out in Clause 11.1.1(d).

1.1.42	“Material Adverse Effect” has the meaning set out in Clause 7.1.1.

1.1.43
“Multi-Employer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

1.1.44	“Net Tangible Asset Value” or “NTAV” has the meaning set out in Clause 3.3.1.

1.1.45	“New Board” means, upon the retirement of the Retiring Directors and the appointment of the New Directors under this Agreement, the Board constituted by the New Directors.

1.1.46	"New Directors" means the person or persons described as such in Schedule 2.

1.1.47	“Party” means a Party to this Agreement.

1.1.48	“Pro Rata Amount” has the meaning set out in Clause 10.1.5(a).

1.1.49	“Public Officer” means the Public Officer of the Company registered pursuant to the Income Tax Laws.

1.1.50	“Purchase Price” means the price for the sale and purchase of the Share described as such in Schedule 1 Part B.

1.1.51	“Retiring Director” means each Director described as such in Schedule 1 Part A.

1.1.52	“Tax Return” has the meaning set out in Clause 7.24.1.

1.1.53	“Seller Indemnified Parties” has the meaning set out in Clause 11.2.1.

1.1.54	“Share Certificate” means a certificate issued by the Company to one of its Shareholders in accordance with its constitution, evidencing the Shareholder's Shareholding in the Company.

1.1.55	“Share Transfer Form” means a security transfer form prepared in accordance with the Corporations Act for the transfer of Shares in a company incorporated under that Act.

1.1.56	“Shareholder” means a person who holds Shares in the Company.

1.1.57	“Shares” means Shares in the Company being Ordinary Class Shares.

1.1.58	“Subsidiary” has the meaning set out in Clause 7.20.1.

1.1.59	“Tax” means:

(a)
any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b)
any liability for the payment of any amounts of the type described in Clause 1.1.59(a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period; and

(c)
any liability for the payment of any amounts of the type described in Clause 1.1.59(a) or 1.1.59(b) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.1.60	“Tax Return” has the meaning set out in Clause 7.24.1, which specifically includes income tax returns and business activity statements.

1.1.61	“Third Party Contract” has the meaning set out in Clause 7.33.1.

1.1.62	“US-GAAP” means the generally accepted accounting principles incorporating all generally accepted measurement standards as applied in the United States of America at the date of this Agreement.

1.1.63	“USD” means American (USA) currency and American (USA) dollars and cents.

1.2	Interpretation

In this Agreement, unless otherwise stated or the context otherwise requires:

1.2.1	singular includes plural and vice versa;

1.2.2	any gender includes each other gender;

1.2.3
a reference to a person includes a reference to an individual, corporation, incorporated or unincorporated association, trust, partnership and governmental or quasi-governmental department, council, agency, authority or other body;

1.2.4	a reference to writing includes any means of representing or reproducing words, figures, drawings or symbols in a visible, tangible form, in English;

1.2.5	a reference to any currency or amount of dollars or cents is a reference to American (USA) currency and American (USA) dollars and cents (‘USD’);

1.2.6
a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it;

1.2.7
a reference to any Party includes a reference to each of its staff and successors and permitted assigns, as well as any liquidator, provisional liquidator, receiver, manager or administrator, duly appointed under the Corporations Act, any person authorised to act on its behalf under power of attorney, and any other person duly authorised in writing to act on its behalf in respect of any of the purposes of provisions of this Agreement;

1.2.8
a reference to any agreement or document is that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement or that other agreement or document;

1.2.9	a reference to "conduct" includes any omission and any representation, statement or undertaking, whether or not in writing;

1.2.10
a reference to the "knowledge", "belief" or "awareness" of any person in relation to a matter means the knowledge, belief or awareness that the person would have if it had made all reasonable enquiries in the circumstances;

1.2.11	mentioning anything after "include", "includes" or "including" does not limit what else might be included;

1.2.12	headings are used for ease of reference and convenience only and are not to be construed as forming any part of this Agreement; and

1.2.13	where any word or phrase is given a defined meaning, other than grammatical form of that word or phrase has a corresponding meaning.

1.3	Time of the essence

1.3.1	Time is of the essence of this Agreement.

2	SALE AND PURCHASE OF SHARES

2.1	Sale and purchase

2.1.1
The Sellers hereby agree to sell to the Buyer, and the Buyer agrees to buy from the Sellers, all the issued Shares of the Company owned by the Sellers, for the Purchase Price, on the terms and conditions of this Agreement.

2.1.2	Upon Completion, the sale and purchase of the Shares under this Agreement is deemed to have been effected on the Effective Date.

DEFINITIONS AND INTERPRETATION

2.2	Title property and risk

2.2.1
The title to, property in and risk of the Shares remain solely with the Sellers until Completion, upon which title to, property in and risk of the Shares shall pass to the Buyer with effect on and from the Effective Date.

3	PAYMENT OF PURCHASE PRICE

3.1	Amount of Purchase Price

3.1.1	The Purchase Price for the Shares shall be the USD and AUD amounts set out in Schedule 1, subject to adjustment under Clause 3.3.

3.2	Payment of Purchase Price

3.2.1	The Purchase Price shall be paid by the Buyer to the Sellers on the Completion Date.

3.2.2	The Purchase Price for each Share shall be paid by bank cheque, electronic funds transfer or such other means approved in writing by the Sellers.

3.2.3	The Purchase Price shall be apportioned between the Sellers as set out in Schedule 1.

3.3	Net tangible asset value adjustment

3.3.1
Within 30 days after the Completion Date, the Sellers shall cause to be prepared and delivered to the Buyer a calculation of the company’s net tangible asset value as of the Completion Date.  Net tangible asset value is defined as total assets minus total liabilities minus intangible assets in accordance with US-GAAP (“NTAV”).  When calculating the NTAV the Buyer shall apply the AUD/USD spot exchange rate published by the Reserve Bank of Australia as at midday on the Effective Date.

3.3.2
The Buyer shall have a period of 60 days after receipt of the Sellers’ calculation of the NTAV under Clause 3.3.1 to review the NTAV calculation.  If the Buyer agrees with the NTAV calculation, the Buyer shall notify the Sellers of that fact.  If the Buyer disagrees with the NTAV calculation, the Buyer shall notify the Sellers of its disagreement with the NTAV calculation and of the reason or reasons for its disagreement.

3.3.3
In the event the Sellers and the Buyer are unable to agree upon the NTAV after good faith negotiations for a period of 20 days after notification by the Buyer of its disagreement under Clause 3.3.2, the Sellers and the Buyer shall submit such dispute for resolution to an Independent Accounting Firm, which shall determine the NTAV using the AUD/USD spot exchange rate published by the Reserve Bank of Australia as at midday on the Effective Date, and shall report its determination to the Parties.  Such report shall be final, binding and conclusive on the Parties to this Agreement.

3.3.4
If the Independent Accounting Firm determines that the NTAV is more than five percent (5%) below the NTAV determined by the Sellers, then the Party whose NTAV calculation is furthest from that of the Independent Accounting Firm shall pay the legal fees and expenses of the other party.

3.3.5
If the Independent Accounting Firm determines that the NTAV is equal to or less than five percent (5%) above the NTAV determined by the Buyer, then the Sellers shall pay the legal fees and expenses of the Buyer.

3.3.6	The Parties shall cooperate with one another and provide reasonable access to all pertinent books and records to the other Party.

3.3.7	In the event that the NTAV as at the Completion Date is less than USD$55,000, the Purchase Price shall be reduced by the amount of the shortfall.

3.3.8
In the event that the NTAV as at the Completion Date is greater than USD$55,000, the Purchase Price shall be increased by the amount of the excess, which amount shall be paid in cash to the Sellers within five (5) Business Days of the determination of the NTAV under Clause 3.3.2 or 3.3.3 as applicable.

3.4	Escrowed Funds

3.4.1
In order to satisfy any amounts which the Sellers may be required to deliver to the Buyer as a result of a deficiency in the NTAV or any indemnification claims, USD$120,000 shall be retained out of the USD portion of the Purchase Price and deposited on the Completion Date by the Buyer into an escrow account until the NTAV as at the Completion Date shall be determined.  Any deficiency in the NTAV shall be paid from the escrow account to the Buyer (the “Escrowed Funds”).

3.4.2	The Escrowed Funds shall be held for the benefit of the Sellers in accordance with their pro rata ownership of the Shares as set out in Schedule 2.

3.4.3	The Escrowed Funds shall be held in accordance with the terms and conditions set forth in the escrow agreement annexed to this Agreement.

4	BUYER’S ACCESS TO INFORMATION

4.1	Access to information

4.1.1
The Sellers and the Company agree that, prior to the Completion Date, the Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.

4.2	Access during Business Hours

4.2.1
Any such investigation and examination shall be conducted during regular Business Hours and under reasonable circumstances, and the Sellers shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, fully in the investigation.

4.3	No diminishing of warranties

4.3.1
No investigation by the Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Seller Documents.

4.4	Cooperation by staff and representatives

4.4.1
In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

4.5	Confidentiality

4.5.1	It is agreed and understood that all information provided pursuant to this Clause 4 is subject to the terms and conditions of confidentiality set out in Clause 12.5.

5	CONDUCT OF BUSINESS UP TO COMPLETION

5.1	Conduct of business

5.1.1	The Sellers must ensure that, until Completion, the Company:

(a)
manages and conducts its business as a going concern with all due care and in accordance with normal and prudent practice having regard to the nature of its business and good commercial practice and so as to comply with all applicable laws, regulations, ordinances and codes;

(b)	uses its best endeavours to maintain the profitability and value of its business;

(c)	protects and maintains each of its assets;

(d)	does not, unless required or contemplated by this Agreement, or unless the Buyer first agrees in writing:

(i)	enter into, terminate or alter any term of any material contract or commitment;

(ii)	except in the usual conduct of the business, incur any liabilities whether material, actual or contingent;

(iii)	except in the usual conduct of the business, dispose of, agree to dispose of, encumber or grant an option over, or any interest in, any of the assets;

(iv)
hire any new employee or terminate the employment of any employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any employee except in the ordinary course of business;

(v)	allot or issue or agree to allot or issue any Share or loan capital;

(vi)	declare or pay any dividend or make any other distribution of its assets or profits;

(vii)	alter or agree to alter its constitution;

(viii)	pass any special resolution; or

(ix)	alter its issued Share capital in any way including by reduction of capital or Share buyback.

5.2	Consents

5.2.1
The Sellers shall use their best efforts, and the Buyer shall cooperate with the Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Clause 7.6 of this Agreement; provided, however, that neither the Sellers nor the Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

5.3	Other Actions

5.3.1
Each of the Sellers and the Buyer shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfilment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

5.4	No Solicitation

5.4.1
The Sellers will not, and will not cause or permit the Company or any of the Company's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  The Sellers will inform the Buyer in writing immediately following the receipt by any Seller, the Company or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

5.5	Preservation of records

5.5.1
The Sellers and the Buyer agree that each of them shall preserve and keep the records held by it relating to the business of the Company (including but not limited to books, records and accounts, financial information, correspondence, production records, employment records and other similar information) for a period of six (6) years from the Completion Date and shall make such records and personnel available to the other as may be reasonably requested by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Sellers or the Buyer or any of their affiliates or in order to enable the Sellers or the Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated under this Agreement.

5.6	Publicity

5.6.1
None of the Sellers nor the Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Buyer or the Sellers, disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which the Buyer lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

5.7	Use of name

5.7.1
The Sellers hereby agree that upon the Completion and consummation of the transactions contemplated hereby, the Company shall have the sole right to the use of the name "James Design " and the Sellers shall not, and shall not cause or permit any affiliate to, use such name or any variation or simulation of this Agreement.

5.8	Employment Agreement – Steven Peter James

5.8.1
On or prior to the Completion Date, Steven Peter James shall enter into an employment agreement with the Buyer, substantially in the form of agreement attached as Annexure 1 (the “Employment Agreement”).

5.9	Board of Directors

5.9.1	The Board of Directors of the Company as of the Completion Date shall consist of Steven Peter James, Andrew Hidalgo and Joseph Heater.

5.10	Financial information

5.10.1	On or prior to the Completion Date, the Company will provide:

(a)	a fiscal projection for the five month period ending 30 April 2008, which projection shall be mutually acceptable to the Company and the Buyer; and

(b)	confirmation to the Buyer of information related to backlog (based on orders received), add-backs, key client relationships and the tangibility of assets.

5.11	Financial statements

5.11.1
If required for the purposes of the United States Securities and Exchange Commission, the Sellers shall cooperate with the Buyer, to provide all information required for the completion of audited financial statements of the Company for the years ended 30 June 2005, 2006 and 2007, and delivered no later than 60 days from the Completion Date.  The costs of such financial statements shall be borne by the Buyer.

5.12	Elimination of non-business financial obligations

5.12.1
On or prior to the Completion Date, the Company shall eliminate all financial obligations which are not directly related to the business and operations of the Company on terms acceptable to the Buyer in its sole discretion.

5.12.2	The Company shall repay in full any and all loans which are owed by or due from the Company to the following parties on or before 30 April 2008:

(a)	Smallanda Investments Pty Ltd ACN 120 960 205;

(b)	Smallanda Investments No 2 Pty Ltd ACN 127 924 172;

(c)	Steven Peter James; and

(d)	Lionel John Ferris.

6	COMPLETION

6.1	Date and place for Completion

6.1.1	Completion of this Agreement must take place on the Completion Date at the Place for Completion set out in Schedule 1.

6.2	Obligations of the Sellers on Completion

6.2.1	At Completion, each of the Sellers must deliver or cause to be delivered to the Buyer:

(a)	the Share Certificates in respect of the Shares free and clear of any and all liens;

(b)	a valid Share Transfer Form for the transfer of the Shares, duly completed and signed by the Sellers;

(c)	each consent and waiver referred to in Clause 7.6 of this Agreement, in a form reasonably satisfactory to the Buyer, with respect to the transactions contemplated by this Agreement;

(d)	the Certificate of Incorporation or Registration of the Company;

(e)	the common seal (and any duplicate common seal, Share seal or official seal), if any, of the Company;

(f)	a copy of the Constitution of the Company;

(g)	the financial records of the Company;

(h)	the minute books and other records of meetings or resolutions of members and Directors of the Company;

(i)	all registers of the Company (including the register of members, register of options, register of charges) all in proper order and condition and fully entered up to the Completion Date;

(j)
all cheque books, financial and accounting books and records, copies of taxation returns and assessments, mortgages, leases, agreements, insurance policies, title documents, licences, indicia of title, certificates and all other records (including electronic records), papers, books and documents of the Company;

(k)	a duly completed authority for the alteration of the signatories of each bank account of the Company in the manner required by the Buyer by notice before the Completion Date;

(l)	all current permits, licences and other documents issued to the Company under any legislation or ordinance relating to its business activities;

(m)	the written resignations of each Director, Secretary and Public Officer of the Company other than Steven Peter James in accordance with Clause 6.4;

(n)	the written consent to appointment of Steven Peter James as Managing Director of the Company with effect from the Effective Date;

(o)	the written consent to appointment of Lionel John Ferris as Secretary of the Company with effect from the Effective Date;

(p)	the written consent to appointment of Steven Peter James as Managing Director of the Buyer with effect from the Effective Date;

(q)	the Employment Agreement signed by Steven Peter James for countersignature by the Buyer at Completion; and

(r)
any other document which the Buyer requires to obtain good title to the Shares and to enable the Buyer to cause the registration of the Shares in the name of the Buyer or its nominee including any power of attorney under which any document delivered under this Agreement has been signed.

6.2.2	At Completion each of the Sellers must confer on the Buyer title to the Shares and place the Buyer in operating control of the Company, the business and the assets of the Company.

6.2.3	At Completion each of the Sellers must do and execute all other acts and documents which this Agreement requires the Seller to do or execute at Completion.

6.3	Obligations of the Buyer on Completion

6.3.1	At Completion, the Buyer must:

(a)	pay the Purchase Price in accordance with Clause 2.2;

(b)	produce for sighting by the Sellers the written consents of Andrew Hidalgo and Joseph Heater to their appointment as Directors of the Company with effect on and from the Completion Date;

(c)	produce for sighting by the Sellers the written resignation of Stuart Cameron O’Neill as Director of the Buyer with effect from the Effective Date;

(d)	countersign the Employment Agreement with Steven Peter James; and

(e)	do and execute all other acts and documents which this Agreement requires the Buyer to do or execute at Completion.

6.4	Directors’ meeting – the Company

6.4.1	At Completion, a meeting of the Directors of the Company must be held at which:

(a)
the Board must approve of the registration of the transfer of the Shares, the issue of a new Share Certificate for the Shares in the name of the transferee and the cancellation of the existing Share Certificates;

(b)	the New Directors, Secretary and Public Officers of the Company as nominated in Schedule 2 are appointed to their respective offices of the Company;

(c)
each existing Director, Secretary and Public Officer of the Company other than Steven Peter James shall retire with effect from the end of that meeting, with each such retirement being by written notice by the retiring person acknowledging that the person has no claim against the Company whether in respect of salary, fees, compensation or entitlement for loss of office; and

(d)	all existing authorities to operate bank accounts are revoked and the persons nominated by the Buyer by notice prior to the Completion Date appointed as signatories of the bank accounts.

6.4.2	At Completion, the Board must provide to the Buyer with the signed minutes of meeting and the written resignations of the Retiring Directors and the Retiring Secretary in Clause 6.4.1(c).

6.5	Directors’ meeting – the Buyer

6.5.1	At Completion, a meeting of the directors of the Buyer must be held at which:

(a)	the Board of Directors of the Buyer must approve of the appointment of Steven Peter James as Managing Director of the Buyer with effect from the Effective Date; and

(b)	the Board of Directors of the Buyer must accept the resignation of Stuart Cameron O’Neill as Managing Director of the Buyer with effect from the Effective Date.

6.6	Bank authorities and minimum balance

6.6.1
The Company must cause to be executed and must provide at Completion all bank authorities necessary to ensure the New Board may fully and effectually operate the accounts of the Company immediately following Completion.

6.7	Shareholder loan accounts

6.7.1	All debts owing to the Company by any of the Sellers must be repaid in full on or before Completion.

6.8	Capital and in specie distributions

6.8.1	The Parties shall not make any distributions of the Company capital after the date of this Agreement to the Sellers.

6.9	No debts incurred up to Completion

6.9.1
The Shareholders and Retiring Directors agree that the Company shall not incur any debts nor pay any money on any account whatsoever after the date of this Agreement without the written consent of the Buyer except in the ordinary course of business.

7	WARRANTIES AND REPRESENTATIONS ABOUT THE COMPANY

The Sellers severally warrant and represent to the Buyer that each of the following sub-clauses of this Clause 7 are and shall remain true and correct as from the date of this Agreement up to and including the Completion Date:

7.1	Material events

7.1.1
As far as the Sellers are aware, no event has occurred between the Balance Sheet Date and the Completion Date which has had or may have a material effect on the profitability or value of the Company or the value of the Shares occurs prior to Completion (“Material Adverse Effect”).

7.2	Non-budgeted expenditure

7.2.1	The Company will not incur any non-budgeted expenditure between the date of this Agreement and Completion without the prior written consent of the Buyer.

7.3	Carriage of business

7.3.1
The Company owns and carries on the Business of James Design at the Business Premises.  The Business of the Company will be carried on lawfully and in the ordinary and usual course of business until Completion and no onerous, unusual or long term contract and no guarantee or indemnity will be entered into by the Company without the Buyer’s prior written fully informed consent.

7.4	Dividends

7.4.1
The Sellers and the Directors will not declare or pay any dividends with respect to any of the Shares of the Company after the date of this Agreement or make any other distribution of property or assets without the prior written consent of the Buyer.

7.5	Australian Securities & Investments Commission

7.5.1
The Company has complied with all of its statutory filing and lodgement obligations to the Australian Securities & Investments Commission, including in relation to the lodgement of all company returns, statutory and governmental notifications, and answers to requisitions.

7.5.2
The Company and/or its Directors are not under investigation by the Australian Securities & Investments Commission in relation to any breach or suspected breach of the Corporations Act, the Australian Securities and Investments Commission Act, or any other statute administered by the Australian Securities & Investments Commission.

7.6	Third party consents

7.6.1
All third party consents necessary under any agreement or arrangement with the Company with respect to the sale of the Shares under this Agreement or the appointment of the New Board have been or will be obtained by the Company or have been or will be waived in writing by the relevant third parties, prior to Completion.

7.6.2
Except as set forth in Schedule 5 and subject to Clause 7.6.3, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments (“Third Party Consents”) are:

(a)	required for the lawful Completion and consummation of the transactions contemplated hereby; or

(b)	necessary in order that the Business conducted by the Company prior to the Completion Date can continue to be conducted by the Company in the same manner immediately after the Completion Date;

nor will the Completion and consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Company, except where the failure of any of the foregoing would not have a Material Adverse Effect.

7.6.3
The Sellers do not give any warranty or representation as to whether the Buyer requires any Third Party Consents to lawfully Complete and consummate the transactions under this Agreement or as to whether the Company requires any Third Party Consents in order conduct the Business after Completion having regard to the fact that the Shares have been acquired by the Buyer.

7.7	No winding up

7.7.1
The Company is not in liquidation or has passed any resolution that it be wound up and no application for its winding up has been presented or threatened nor has any notice or purported notice under Section 459E of the Corporations Act been given to the Company.

7.8	No external administration

7.8.1
No external administrator of any kind has been appointed nor is the appointment of an external administrator of any kind threatened, in relation (as applicable) to the Shares, the Company or the whole or any part of the undertaking or assets of the Company and no event has occurred which entitles (or would, with the giving of notice or the lapse of time, entitle) any person (other than the Company) to appoint or seek the appointment by a court of an external administrator of any kind.

7.9	Incorporation of the Company

7.9.1	The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Australia.

7.9.2	The Company does not carry on business or provide services outside Australia.

7.10	Authority to carry on business

7.10.1
The Company has full power, capacity and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

7.11	Board & Shareholder approval

7.11.1
The execution of this Agreement and the delivery of this Agreement to the Buyer and the sale contemplated in this Agreement have been, or will be prior to Completion, duly authorized by the Company’s Board of Directors and by the Company’s stockholders having full power and authority to authorize such actions.

7.12	Authority to perform Agreement

7.12.1
Subject to any consents required under Clause 7.6, the Sellers and the Company have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and this Agreement has been duly and validly executed and delivered on behalf of Sellers and the Company and constitutes a valid and binding obligation of each Seller and the Company enforceable in accordance with its terms.

7.13	Authorised and issued Share capital

7.13.1
The Company’s issued Share capital consists of 190 Ordinary Shares which Shares have been issued to the Sellers and constitute the Shares the subject of sale and purchase under this Agreement.  All of the Shares are duly authorized, validly issued and fully paid.

7.14	Ownership of issued Shares

7.14.1
The Sellers are the lawful recorded and beneficial owners of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 3, and have, or will have on the Completion Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified in this Agreement.

7.15	Share options, warrants, calls and other agreements

7.15.1
There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which any Seller or the Company are or may become obligated to issue, assign or transfer any shares of capital stock of the Company except as set forth in Schedule 3.

7.15.2
Upon the delivery to Buyer on the Completion Date of the certificate(s) representing the Shares, Buyer will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of the Company, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

7.15.3	The Company will not alter the Share capital of the Company in any way (including but not limited to the issue of new Shares) prior to Completion.

7.16	Shareholder rights of pre-emption

7.16.1	Any rights of pre-emption with respect to the Shares contained in the Constitution or any other agreement have been waived by the Shareholders or have been extinguished in full.

7.17	Shareholder agreements

7.17.1
There is no existing Shareholders Agreement or similar document binding the Sellers and the Company together with any related parties of the Sellers which shall subsist despite or abrogate in full or part the provisions of this Agreement.

7.18	Company records

7.18.1
The copies of the Company’s Constitution, and any and all by-laws and subordinate instruments to the Company’s Constitution, as the case may be (certified as of the date of this Agreement as true, correct and complete by the Company’s secretary or assistant secretary), all of which have been delivered to the Buyer, are true, correct and complete as of the date of this Agreement.

7.19	Minute Books

7.19.1
The minute books of the Company which have been provided to the Buyer prior to the Completion Date each contain true, correct and complete minutes and records of the meetings, proceedings and other actions to which they pertain.

7.20	Subsidiaries

7.20.1
Any and all businesses, entities, enterprises and organizations in which the Company has any ownership, voting or profit and loss sharing percentage interest (each called a “Subsidiary”) are identified in Schedule 4, together with the Company’s interest in this Agreement.

7.20.2	Except as set forth in Schedule 4 or 26:

(a)	the Company has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization;

(b)	there are no arrangements through which the Company has acquired from, or provided to, any of the Sellers or their affiliates any goods, properties or services

(c)
there are no rights, privileges or advantages now enjoyed by the Company as a result of the ownership of the Company by the Sellers which, to the knowledge of the Sellers or the Company, might be lost as a result of the Completion and consummation of the transactions contemplated by this Agreement.

7.20.3
Each entity shown on Schedule 4 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted.

7.20.4
Also set forth on Schedule 4 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation.  Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified.

7.20.5
All of the outstanding share capital or shares or capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and, except as set forth on Schedule 4, are owned, of record and beneficially, by the Company, and on the Completion Date will be owned by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever.

7.20.6
No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.

7.21	Financial statements

7.21.1
The Sellers have delivered, or will deliver prior to Completion, to the Buyer copies of the following financial statements (which include all notes and schedules attached to it), all of which are true, complete and correct, have been prepared from the books and records of the Company in accordance with A-GAAP consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Company as of the date of this Agreement and for the periods covered by this Agreement the compiled balance sheet of the Company at 30 June 2006 and 2007, and the related statements of operations, and of cash flows of the Company for the period then ended (such statements, including the related notes and schedules to it, are referred to in this Agreement as the “Financial Statements” ).

7.21.2
In such Financial Statements, the statements of operations do not contain any items of income not earned in the ordinary course of business except as set forth in Schedule 6, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation.  There are no facts known to any of the Sellers or the Company that, under generally accepted accounting principles consistently applied, would alter the information contained in the foregoing Financial Statements in any material way.

7.21.3	The final Completion Balance Sheet will be complete and correct in all material respects determined in accordance with A-GAAP.

7.21.4	For the purposes of this Agreement, the balance sheet of the Company as of 30 June 2007 is referred to as the “Balance Sheet” and 30 June 2007 is referred to as the “Balance Sheet Date”.

7.22	Records and books of account

7.22.1
The records and books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Completion Date will be, regularly kept and maintained in conformity with A-GAAP applied on a consistent basis with preceding years.

7.23	Absence of undisclosed liabilities

7.23.1
Except as and to the extent reflected or reserved against in the Company’s Financial Statements or disclosed in Schedule 7 or in the Completion Balance Sheet, there are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation:

(a)	liabilities to former, retired or active employees of the Company under any pension, health and welfare benefit plan, vacation plan or other plan of the Company;

(b)
tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date;

(c)
tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Completion Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date; and

(d)
contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Company which is of a nature that would be required to be disclosed on its Financial Statements in accordance with A-GAAP;

other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Company’s recent customary business practice, none of which is materially adverse to the Company.

7.24	Taxes

7.24.1
The Company has timely filed all federal, state, local and foreign returns, business activity statements, information and reports (“Tax Returns”) relating to Taxes required to be filed by the Company with any Tax authority effective through to the Completion Date.

7.24.2	All such Tax Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.

7.24.3	The Company has paid all Taxes shown to be due on such Tax Returns.

7.24.4	Except as listed on Schedule 8, the Company is not currently the beneficiary of any extensions of time within which to file any Tax Returns.

7.24.5
The Sellers and the Company have furnished and made available to the Buyer complete and accurate copies of all income and other Tax Returns and any amendments to it filed by the Company in the last three (3) years.

7.24.6
The Company, as of the Completion Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect.

7.24.7
The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Company.  The Company has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

7.24.8	There is no dispute, claim, or proposed adjustment concerning any Tax liability of the Company either:

(a)	claimed or raised by any Tax authority in writing; or

(b)
based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Australian Taxation Office or any other governmental authority against the Company which has not been satisfied.

7.24.9
The Company is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Australian Taxation Office or any other governmental authority, nor does the Company have any reason to believe that any such notice will be received in the future.

7.24.10	Except as set forth on Schedule 8, neither the Australian Taxation Office nor any state or local taxation authority has ever audited any Tax Return of the Company.

7.24.11	The Company has not filed any requests for rulings with the Australian Taxation Office.

7.24.12	Except as provided to the Company’s accountants, no power of attorney has been granted by the Company or its Subsidiaries with respect to any matter relating to Taxes of the Company.

7.24.13	There are no Tax liens of any kind upon any property or assets of the Company, except for inchoate liens for Taxes not yet due and payable.

7.24.14
Except for immaterial amounts which would not have a Material Adverse Effect, the Company has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements or the Completion Accounts in accordance with A-GAAP, whether asserted or unasserted, contingent or otherwise.

7.24.15
There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement covering any employee or former employee of the Company that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the Income Tax Laws.

7.24.16	There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes.

7.24.17	The Company is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

7.24.18	None of the Company’s assets are tax exempt use property within the meaning of the Income Tax Laws.

7.25	Accounts receivable

7.25.1
The accounts receivable of the Company shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not as far as the Sellers are aware) subject to any recoupments, set-offs, or counterclaims.

7.25.2
The accounts receivable of the Company shown on the Completion Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Completion Date as far as the Sellers are aware were not (and presently are not) subject to any recoupments, set-offs, or counterclaims.

7.25.3
To the best of Sellers’ knowledge, except as set forth on Schedule 9, all such accounts receivable are, and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Company, including the  Financial Statements, and will be paid in accordance with their terms.

7.25.4	Except as listed on Schedule 9, all such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

7.26	Inventory

7.26.1	The inventories of the Company are located at the locations listed on Schedule 10.

7.26.2
Except as disclosed in Schedule 10, the inventories of the Company shown on its Balance Sheet (net of reserves) are carried at values which reflect the normal inventory valuation policy of the Company of stating the items of inventory at average cost in accordance with generally accepted accounting principles consistently applied.

7.26.3	Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above.

7.26.4	The Company will maintain the inventory in the normal and ordinary course of business from the date of this Agreement through the Completion Date.

7.27	Machinery and Equipment

7.27.1
Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (“Fixed Assets”) of the Company currently being used in the conduct of its Business, or included in determining the net book value of the Company on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Company, are in fully serviceable working condition and repair.

7.27.2	The Fixed Assets shall be maintained in such condition from the date of this Agreement through the Completion Date.

7.27.3	Except as described on Schedule 11, all Fixed Assets owned, used or held by the Company are situated at its business premises and are currently used in its Business.

7.27.4
Schedule 11 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating to it being attached to said Schedule 11), and all such property is in the Company’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner.

7.27.5	There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either:

(a)	such Fixed Assets; or

(b)
any liabilities of the Company relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used in this Agreement, or any procedures relating to such operations, equipment or machinery.

7.27.6	All Fixed Assets of the Company are set forth on Schedule 11.

7.28	Real property matters

7.28.1	The Company does not own any real property as of the date of this Agreement and has not owned any real property during the three (3) years preceding the date of this Agreement.

7.29	Leases

7.29.1
All leases of real and personal property of the Company are described in Schedule 12, are in full force and effect and constitute legal, valid and binding obligations of the respective parties to it enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered.

7.29.2
The Company has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 12, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs.

7.29.3	No other party to any such lease is in material default under the lease.

7.29.4	Except as noted on Schedule 12, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

7.30	Intellectual property rights

7.30.1
The Company owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its Business as now operated by it.

7.30.2
The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to the Company and applications for any of this Agreement (the “Intangibles”) are described or referenced in Schedule 13.

7.30.3
The Sellers hereby specifically acknowledge that all right, title and interest in and to all patents and software listed on Schedule 13 as patents owned by the Company are owned by the Company or the Company has a right to use same and that the ownership of such patents and software will be transferred as part of the Company to Buyer as part of the transaction contemplated under this Agreement.

7.30.4
No officer, director, shareholder or employee of the Company or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to the Company or related to its business except as listed in Schedule 13.

7.30.5
All of the Intangibles are valid and in good standing to the best of Sellers’ knowledge, and are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described in Schedule 13.

7.30.6
The Company has not been charged with, nor has it infringed, nor to the Sellers’ knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date of this Agreement, neither the Sellers nor the Company has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others.

7.30.7	The Company is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 13.

7.30.8
The Completion and consummation of the transactions contemplated hereby will not alter or impair any rights of the Company in any such Intangibles or in any such permit, franchise or license, except as described in Schedule 13.

7.30.9
The Intangibles and the Company’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that the Company can, following the Completion, design, produce, manufacture, assemble and sell the products and provide the services provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards met by it.

7.30.10	The Company has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

7.31	Insurance policies

7.31.1
There is set forth in Schedule 14 a list and brief description of all insurance policies on the date of this Agreement held by the Company or on which it pays premiums, including, without limitation, professional indemnity, workers compensation, public risk, business risk, key man, fidelity, building, contents, life and title insurance policies, which description includes the premiums payable by it thereunder.

7.31.2	Schedule 14 also sets forth, in the case of any life insurance policy held by the Company, the name of the insured under such policy, the cash surrender value of this Agreement and any loans under it.

7.31.3	All such insurance premiums in respect of such coverage have been, and to the Completion Date will be, paid in full, if due and owing.

7.31.4	All claims, if any, made against the Company which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies.

7.31.5
Up to the Completion Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Buyer, except to the extent the maturity dates of any such insurance policies expiring prior to the Completion Date.

7.31.6
No such policy has been, or to the Completion Date will be, cancelled by the issuer of this Agreement, and, to the knowledge of the Sellers and the Company, between the date of this Agreement and the Completion Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Sellers or of the Company.

7.31.7	Upon the Completion Date, all life insurance policies maintained by the Company shall be assigned to each respective Seller.

7.32	Banking and personnel lists

7.32.1	The Sellers and the Company will deliver to the Buyer promptly after the Completion Date the following accurate lists and summary descriptions relating to the Company:

(a)	The name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access to it.

(b)
The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Company, and any other employees whose current base accrual salary or annualized hourly rate equivalent is USD$20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(c)
A schedule of workers’ compensation payments of the Company over the past five (5) full fiscal years and the fiscal year to date, a schedule of claims by employees of the Company against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

7.33	Third party contracts

7.33.1
There is included in Schedule 15 a list of the following items (whether written or oral) relating to the Company, which list identifies and fairly summarizes each item (collectively “Third Party Contracts”):

(a)	all collective bargaining and other labour union agreements (if any);

(b)	all employment agreements with any officer, director, employee or consultant;

(c)
all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;

(d)	all joint venture contracts of the Company or affiliates relating to the Business;

(e)	all contracts of the Company relating to:

(i)	obligations for borrowed money;

(ii)	obligations evidenced by bonds, debentures, notes or other similar instruments;

(iii)	obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(iv)	obligations under capital leases;

(v)	debt of others secured by a lien on any asset of the Company; and

(vi)	debts of others guaranteed by the Company;

(f)
all agreements of the Company relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments to or for them;

(g)	all contracts that individually provide for aggregate future payments to or from the Company of USD$50,000 or more, to the extent not included in Clauses 7.33.1(a) to 7.33.1(d);

(h)	all contracts of the Company that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in 7.33.1(a) through (e) above;

(i)	a complete list of all outstanding powers of attorney granted by the Company; and

(j)
all other contracts of the Company material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

7.33.2	Except as set forth in Schedule 15:

(a)	all contracts, agreements and commitments of the Company set forth in Schedule 15 are valid, binding and in full force and effect; and

(b)
neither the Company nor, to the best of Sellers’ knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision of this Agreement or is in default thereunder.

7.33.3
Except as set forth in Schedule 15, the sale of the Shares by the Sellers in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Company set forth in Schedule 4.20, and immediately after the Completion, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Company resulting from the sale of the Shares by the Sellers.

7.33.4
True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 15 will be delivered to the Buyer, certified by a Director or the Secretary of the Company as true, correct and complete copies, not later than four weeks from the date of this Agreement or ten Business Days before the Completion Date, whichever is sooner.

7.33.5
There are no pending disputes with customers or vendors of the Company regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of USD$5,000 except as described on Schedule 15, all of which will be resolved to the reasonable satisfaction of Buyer prior to the Completion Date.

7.33.6
To the best knowledge of Sellers and the Company, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Company after completion of the transactions contemplated by this Agreement.

7.34	Compliance with the law

7.34.1
The Company is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.

7.34.2
Except as set forth in Schedule 16, the Company has not been and is not now charged with, or to the best knowledge of the Sellers or the Company under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of any Seller or the Company after due inquiry, are there any circumstances that would or might give rise to any such violation.

7.34.3	The Company has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

7.35	Litigation and disputes

7.35.1	Except as specifically identified on the Balance Sheet or footnotes to it or set forth in Schedule 17:

(a)
There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Sellers or the Company, threatened, against the Sellers or the Company, relating to its Business or the Company or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Company or any Seller for any such action.

(b)
There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Sellers or the Company relating to its Business or the Company the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Company or which limit or control or otherwise adversely affect its method or manner of doing business.

(c)
No work stoppage has occurred and is continuing or, to the knowledge of Sellers or the Company, is threatened affecting its Business, and to the best of Sellers’ knowledge, no question involving recognition of a collective bargaining agent exists in respect of any employees of the Company.

(d)	There are no pending labour negotiations or, to the best of Sellers’ knowledge, union organization efforts relating to employees of the Company.

(e)
There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labour practices pending or, to the best knowledge of the Sellers or the Company, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Company.

(f)
No legal proceedings have been instituted or threatened or claim or demand made against the Sellers or  the Company seeking to restrain or prohibit or to obtain substantial damages with respect to the Completion and consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the Completion and consummation of the transactions contemplated hereby.

7.36	Absence of certain changes or events

7.36.1	The Company has not, since the Balance Sheet Date, and except in the ordinary course of business consistent with past practice and/or except as described on Schedule 18:

(a)
incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its Business consistent with past practice  or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(b)	discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than:

(i)	liabilities shown or reflected on the Balance Sheet; and

(ii)	liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(c)	increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except:

(i)	as disclosed on the Balance Sheet; or

(ii)	as may have been required under generally accepted accounting principles due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Buyer in writing;

(d)	mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(e)	sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(f)	disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business;

(g)
incurred any significant labour trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(h)	authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or moulds in excess of USD$5,000.00 in the aggregate;

(i)	except for this Agreement or as otherwise disclosed in this Agreement or in any schedule to this Agreement, entered into any material transaction ;

(j)	issued any stocks, bonds, shares or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(k)
experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or Business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or Business.

7.37	Employee benefit plans

7.37.1
Schedule 19 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Company at any time during the five (5) years prior to the date of this Agreement.

7.37.2
There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by the Company, except where such would not have a Material Adverse Effect.

7.37.3
With respect to any Employee Programs now or previously maintained by the Company, there has occurred no breach of any duty under the Income Tax Laws or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Buyer, the Company or any affiliate, except for immaterial exceptions which would not have a Material Adverse Effect.

7.37.4
No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company and Seller, threatened with respect to any such Employee Program.

7.37.5	Except as set forth in Schedule 19, neither the Company nor any affiliate has ever:

(a)	provided health care or any other non-pension benefits to any employees after their employment was terminated or has ever promised to provide such post-termination benefits; or

(b)	maintained an Employee Program provided to such employees including, without limitation, any Multi-Employer Plan.

7.37.6
For purposes of this Clause 7.37, an entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

7.38	Service warranties and service liabilities

7.38.1	The service warranties and re-supply policies of the Company in effect on the date of this Agreement and the types of services to which they apply are described on Schedule 20.

7.38.2
Schedule 20 also sets forth all service liability claims involving amounts in controversy in excess of USD$5,000 that are currently either pending or, to the best of the Sellers’ and the Company’s knowledge, threatened against the Company.

7.38.3
The Sellers are not aware of any reason why the future cost of performing all such obligations and paying all such service liability claims with respect to services provided prior to the Completion Date will not exceed the average annual cost thereof for said past three year period.

7.39	Company assets

7.39.1	The assets of the Company are located at the locations listed on Schedule 21.

7.39.2
Except as described in Schedule 21, the assets of the Company are, and together with the additional assets to be acquired or otherwise received by the Company prior to the Completion, will at the Completion Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Company.

7.39.3	The Company is the only business organization through which the Business is conducted.

7.39.4	Except as set forth in Schedules 12 or 21, all assets used by the Sellers and the Company to conduct the Business are, and will on the Completion Date be, owned by the Company.

7.40	Absence of certain commercial practices

7.40.1
Except as described on Schedule 22, neither the Company nor any Seller has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Company or to receive favourable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

7.41	Licenses, permits, consents and approvals

7.41.1
The Company has, and at the Completion Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect. All Licenses of the Company are listed on Schedule 23.

7.41.2	At the Completion, the Company will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim.

7.41.3
Except as listed in Schedule 23, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Sellers in accordance with this Agreement either:

(a)
to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of the Company pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Company or to which any such asset may be subject; or

7.41.4	All such Filings will be duly filed, given, obtained or taken on or prior to the Completion Date and will be in full force and effect on the Completion Date.

7.41.5
The Sellers do not give any warranty or representation as to whether the Buyer requires any Filing to lawfully Complete and consummate the transactions under this Agreement or as to whether the Company requires any Filing in order conduct the Business after Completion having regard to the fact that the Shares have been acquired by the Buyer.

7.42	Environmental matters

7.42.1	Except as set forth on Schedule 24:

(a)
the operations of the Company, to the best knowledge of Sellers, are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where non-compliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b)	the Company has obtained all permits required under all applicable Environmental Laws necessary to operate its Business, except for any failures of such which would not have a Material Adverse Effect;

(c)
the Company is not the subject of any outstanding written order or Third Party Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations of this Agreement; and

(d)
the Company has not received any written communication alleging either or both that the Company may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

7.43	Broker

7.43.1	Except as specified in Schedule 25, the Company has not retained any broker in connection with any transaction contemplated by this Agreement.

7.43.2
The Company shall not be obliged to pay any fee or commission associated with the retention or engagement by the Company of any broker in connection with any transaction contemplated by this Agreement.

7.44	Related party transactions

7.44.1
Except as described in Schedule 26, all transactions during the past five (5) years between the Company and any current or former Shareholder or any entity in which the Company or any current or former Shareholder had or has a direct or indirect interest have been fair to the Company as determined by the Board of Directors.

7.44.2
No portion of the sales or other on-going business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Seller, except as described in Schedule 26.

7.44.3	During the past five (5) years, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by any Seller.

7.45	Anti-Money Laundering and Counter Terrorism Financing Act

7.45.1
 The Company has not been designated, and is not owned or controlled, by a terrorist or suspected terrorist as defined or contemplated under the Anti-Money Laundering and Counter Terrorism Financing Act (Cth).

7.45.2	The Sellers hereby acknowledge that the Buyer seeks to comply with all applicable laws concerning money laundering and related activities.

7.45.3	In furtherance of those efforts, the Sellers hereby represent, warrant and agree that:

(a)
none of the cash or property that the Sellers have contributed or paid or will contribute and pay to the Company has been or shall be derived from, or related to, any activity that is deemed criminal under Australian law; and

(b)
no contribution or payment by the Company to the Buyer, to the extent that they are within the Company’s control shall cause the Buyer to be in violation of the laws governing secret commissions or of the Anti-Money Laundering and Counter Terrorism Financing Act.

7.45.4	The Sellers shall promptly notify the Buyer if any of the above representations cease to be true and accurate regarding the Sellers or the Company.

7.45.5
The Sellers agree to provide the Buyer any additional information regarding the Company that the Buyer reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

7.46	Disclosure

7.46.1
All statements contained in any schedule, certificate, opinion, instrument, or other document, excluding any financial projection or projections, delivered by or on behalf of the Sellers or the Company pursuant to this Agreement shall be deemed representations and warranties by each Seller and the Company in this Agreement.

7.46.2
No statement, representation or warranty by the Sellers or the Company in this Agreement or in any schedule, certificate, opinion, instrument, or other document, excluding any financial projection or projections, furnished or to be furnished to the Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in this Agreement or necessary to make the statements contained in this Agreement not misleading or necessary in order to provide a prospective Buyer of the Business of the Company with full and fair disclosure concerning the Company, its Business, and the Company’s affairs.

7.46.3
The Company and the Buyer have or have been given or have received information satisfactory to verify the accuracy of any and all backlogs (based on orders received), add-backs, key client relationships and the tangibility of assets of the Company.

8	WARRANTIES AND REPRESENTATIONS ABOUT THE SELLERS

The Sellers severally warrant and represent to the Buyer that each of the following sub-clauses of this Clause 8 are and shall remain true and correct as from the date of this Agreement up to and including the Completion Date:

8.1	Shares unencumbered

8.1.1	Each Seller’s Share is legally and beneficially held by it and is not subject to any encumbrance, lien or interest in favour of any person or company.

8.2	No Claim on the Company

8.2.1	As at the date of this Agreement each Seller does not have any subsisting Claim against the Company for any Liability incurred by the Seller arising from:

(a)	any breach of contract, tort, fraud or negligence (excluding negligence relating to the provision of services under an existing or subsisting agreement with the Company) by the Company; or

(b)
any failure by the Company to fulfil its statutory obligations (including but not limited to document, filing and monetary obligations regulated by the Australian Securities & Investments Commission and the Australian Taxation Office).

8.3	Standing & solvency

8.3.1	Each Seller:

(a)	if an individual, is not currently bankrupt or insolvent; and

(b)
if a company, is a corporation duly organised, validly existing and in good standing under the laws of the Commonwealth of Australia and is not insolvent or in receivership or under administration or has entered into an arrangement with its creditors.

8.4	Authority

8.4.1
The execution and delivery of this Agreement and the Completion and consummation of the transactions contemplated in this Agreement have been, or will prior to Completion be, duly and validly approved and acknowledged by all necessary corporate action on the part of each Seller that is a company.

8.4.2
The execution of this Agreement and the delivery of this Agreement to each Seller that is a company and the purchase contemplated in this Agreement have been, or will be prior to Completion, duly authorized by the Seller’s Board of Directors having full power and authority to authorize such actions.

8.5	Third party consents

8.5.1
The execution and delivery of this Agreement, the acquisition of the Shares by Seller and the Completion and consummation of the transactions in this Agreement contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Constitution or Memorandum and/or Articles of Incorporation or By-laws of the Seller and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller is a party or by which it is bound.

8.5.2
No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Seller in connection with the execution and delivery of this Agreement or any other agreement referenced in this Agreement or the compliance by Seller with any of the provisions of this Agreement or of this Agreement.

8.6	Litigation

8.6.1
There are no legal proceedings pending or, to the best knowledge of each Seller, threatened that are reasonably likely to prohibit or restrain the ability of the Seller to enter into this Agreement or consummate the transactions contemplated hereby.

8.7	Broker

8.7.1	Subject to Schedule 25, no Seller has retained any broker in connection with any transaction contemplated by this Agreement.

8.7.2	The Company shall not be obliged to pay any fee or commission associated with the retention or engagement by any Seller of any broker in connection with any transaction contemplated by this Agreement.

8.8	Anti-Money Laundering and Counter Terrorism Financing Act.

8.8.1
No Seller nor any Seller’s subsidiaries has been designated, and is not owned or controlled, by a terrorist or suspected terrorist as defined or contemplated under the Anti-Money Laundering and Counter Terrorism Financing Act (Cth) or any corresponding law of the United States of America or of any State in the United States of America.

8.8.2	Each Seller hereby acknowledges that the Buyer seeks to comply with all applicable laws concerning money laundering and related activities.

8.8.3	Each Seller shall promptly notify the Buyer if any of the above representations cease to be true and accurate regarding the Seller or any of its subsidiaries.

8.8.4
Each Seller agrees to provide the Buyer any additional information regarding the Seller or any of its subsidiaries that the Buyer reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

9	WARRANTIES AND REPRESENTATIONS ABOUT THE BUYER

The Buyer warrants and represents to the Sellers that each of the following sub-clauses of this Clause 9 are and shall remain true and correct as from the date of this Agreement up to and including the Completion Date:

9.1	Incorporation

9.1.1	The Buyer is an Australian wholly owned subsidiary of a corporation duly organised, validly existing and in good standing under the laws of the State of Delaware in the United States of America.

9.2	Authority

9.2.1
The execution and delivery of this Agreement and the Completion and consummation of the transactions contemplated in this Agreement have been, or will prior to Completion be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Buyer.

9.2.2
The execution of this Agreement and the delivery of the executed Agreement to the Sellers and the purchase contemplated in this Agreement have been, or will be prior to Completion, duly authorised by the Buyer’s Board of Directors having full power and authority to authorise such actions.

9.3	Third party consents

9.3.1
The execution and delivery of this Agreement, the acquisition of the Shares by Buyer and the Completion and consummation of the transactions in this Agreement contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or By-laws of the Buyer and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Buyer is a party or by which it is bound.

9.3.2
No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Buyer in connection with the execution and delivery of this Agreement or any other agreement referenced in this Agreement or the compliance by Buyer with any of the provisions of this Agreement or of this Agreement.

9.4	Litigation

9.4.1
There are no legal proceedings pending or, to the best knowledge of the Buyer, threatened that are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

9.5	Broker

9.5.1	The Buyer has not retained any broker in connection with any transaction contemplated by this Agreement.

9.5.2	The Sellers shall not be obliged to pay any fee or commission associated with the retention or engagement by the Buyer of any broker in connection with any transaction contemplated by this Agreement.

9.6	Anti-Money Laundering and Counter Terrorism Financing Act

9.6.1
The Buyer certifies that neither the Buyer nor any of its subsidiaries has been designated, and is not owned or controlled, by a terrorist or suspected terrorist as defined or contemplated under the Anti-Money Laundering and Counter Terrorism Financing Act (Cth) or any corresponding law of the United States of America or of any State in the United States of America.

9.6.2	The Buyer hereby acknowledge that the Company and the Sellers seek to comply with all applicable laws concerning money laundering and related activities.

9.6.3	In furtherance of those efforts, the Buyer hereby represents, warrants and agrees that:

(a)
none of the cash or property that the Buyer has contributed or paid or will contribute and pay to the Sellers has been or shall be derived from, or related to, any activity that is deemed criminal under Australian law; and

(b)
no contribution or payment by the Buyer or any of its subsidiaries to the Sellers, to the extent that they are within the Buyer’s control shall cause the Sellers or the Company to be in violation of the laws governing secret commissions or of the Anti-Money Laundering and Counter Terrorism Financing Act.

9.6.4	The Buyer shall promptly notify the Sellers if any of the above representations cease to be true and accurate regarding the Buyer or any of its subsidiaries.

9.6.5
The Buyer agrees to provide the Sellers any additional information regarding the Buyer or any of its subsidiaries that the Sellers reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

10	COMPANY TAXATION

10.1	Tax periods beginning before and ending after the Completion Date

10.1.1
The Company or the Buyer shall prepare or cause to be prepared and delivered to Steven Peter James in draft any Tax Returns of the Company for Tax periods that begin before the Completion Date and end after the Completion Date.

10.1.2
Steven Peter James shall have a period of 14 days after receipt of draft Tax Returns under Clause 10.1.1 to review the draft Tax Returns and to notify the Buyer as to whether he disagrees with the whole or any aspect of the draft Tax Returns.  If Steven Peter James agrees with the draft Tax Returns, Steven Peter James shall notify the Buyer of that fact and the Company and the Buyer shall thereafter be free to lodge the Tax Return pursuant to the remaining provisions of this Clause 10.  If Steven Peter James disagrees with the whole or any part of the draft Tax Returns, he shall notify the Buyer of his disagreement and of the reason or reasons for his disagreement.

10.1.3
In the event the Buyer and Steven Peter James are unable to agree upon the draft Tax Returns after good faith negotiations for a period of 20 days after notification by Steven Peter James of his disagreement under Clause 10.1.2, the Buyer and Steven Peter James shall submit such dispute for resolution to an Independent Accounting Firm, which shall determine the dispute and report to the Parties.  Such report shall be final, binding and conclusive on the Parties to this Agreement.  Upon receipt of the report, the Company and the Buyer shall thereafter be free to lodge the Tax Return pursuant to the remaining provisions of this Clause 10.  The legal fees and expenses of the Independent Accounting Firm shall be apportioned between the parties as follows:

(a)
the Sellers shall bear the proportion of the legal fees and expenses, equal to the number of days in the period covered by the Tax Return prior to the Effective Date, divided by the total number of days in the period covered by the Tax Return; and

(b)
the Company or the Buyer shall bear the proportion of the legal fees and expenses, equal to the number of days in the period covered by the Tax Return on and from the Effective Date, divided by the total number of days in the period covered by the Tax Return.

10.1.4
To the extent such Taxes are not fully reserved for in the Company’s financial statements or Completion Accounts or able to be discounted by any instalments of such Taxes which have prepaid by the Company to the relevant taxing authority, the Sellers shall pay to the Company an amount equal to the unreserved portion of such Taxes that relates to the portion of the Tax period ending on the Completion Date.  Such payment, if any, shall be paid by the Sellers within fifteen (15) days after receipt of written notice from the Company or the Buyer that such Taxes were paid by the Company or the Buyer for a period beginning prior to the Completion Date.

10.1.5
For the purposes of this Clause 10.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Completion Date, the portion of such Tax that relates to the portion of such Tax period ending on the Completion Date shall:

(a)
in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Completion Date and the denominator of which is the number of days in the entire Tax period (the “Pro Rata Amount”); and

(b)	in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Completion Date.

10.1.6	All determinations necessary to give effect to the foregoing allocations shall be made in a reasonable manner as agreed to by the Parties.

10.2	Refunds and tax benefits

10.2.1
Any Tax refunds that are received after the Completion Date by the Sellers that belong to the Company (other than Tax refunds received in connection with such Sellers individual tax returns), the Buyer or the Company, and any amounts credited against Tax paid by the Company to which the Sellers, the Buyer or the Company become entitled, shall be for the account of the Company, and the Sellers shall pay over to the Company any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement to it.

10.2.2
In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax paid by the Company by a taxing authority to the Sellers, the Sellers shall pay such amount to the Company within fifteen (15) days after receipt or entitlement to it.

10.3	Cooperation on Tax matters

10.3.1
The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by each other Party, in connection with the filing of any Tax Returns pursuant to this Clause 10 and any audit, litigation or other proceeding with respect to Taxes.

10.3.2
Such cooperation shall include the retention and (upon any other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

10.3.3	The Company and the Sellers agree:

(a)
to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Completion Date until the expiration of five (5) years (and, to the extent notified by the Buyer or the Sellers, any extensions of that period) after the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority; and

(b)
to give each other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party reasonably requests, the Company or the Sellers, as the case may be, shall allow the Party to take possession of such books and records.

10.3.4
The Buyer and the Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

10.3.5
The Buyer and the Sellers further agree, upon requested, to provide each other Party with all information that either Party may be required to report pursuant to the Income Tax Laws, the Taxation Administration Act and all subordinate legislation, regulations, rulings, directions and statements made under them.

11	INDEMNIFICATION

11.1	Sellers’ indemnities

11.1.1
Subject to Clause 11.3 of this Agreement, the Sellers hereby agree to severally indemnify and hold the Buyer, the Company, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") harmless from and against:

(a)
any and all Liabilities of the Company of every kind, nature and description, absolute or contingent, existing as against the Company prior to and including the Completion Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Completion Date, except to the extent that the same have been fully provided for in the Balance Sheet, or disclosed in the notes to it or were incurred in the ordinary course of business between the Balance Sheet date and the Completion Date;

(b)
subject to Clause 14.2, any and all Liabilities based upon, attributable to or resulting from the failure of any representation or warranty of the Sellers set forth in Clauses 7 and 7.46.3 of this Agreement to be true and correct in all respects as of the date made;

(c)	any and all Liabilities based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Sellers under this Agreement;

(d)
any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incidental to any and all Liabilities with respect to which indemnification is provided hereunder, net of any and all insurance proceeds from insurance settlements connected therewith (collectively, "Losses").

11.2	Buyer’s indemnities

11.2.1
Subject to Clause 11.3, the Buyer hereby agrees to indemnify and hold the Sellers and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(a)
any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Buyer set forth in Clause 9 of this Agreement to be true and correct as of the date made;

(b)
any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Buyer under this Agreement or arising from the ownership or operation of the Company from and after the Completion Date, unless such claim is for a pre-Completion matter; and

(c)	any and all Expenses incident to the foregoing.

11.3	Limitations

11.3.1
An indemnifying party shall not have any Liability under Clause 11.1.1  or Clause 11.2.1 of this Agreement unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Clauses 7.13 to 7.17, 7.24, 7.37 and 7.42 of this Agreement, exceeds USD$25,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses.

11.3.2	Notwithstanding else contained in this Agreement:

(a)	the maximum Liability that the Sellers in the aggregate shall be required to pay hereunder shall be the Purchase Price; and

(b)	the maximum aggregate Liability that any Seller shall be required to pay hereunder shall be the USD amount (A) calculated as follows:

A   =   ( C / 190 )  x  USD$1,200,000

where C equals the number of Shares held by the Seller as set out in Schedule 2 of this Agreement.

(c)	the maximum Liability in respect of any particular Claim that any Seller shall be required to pay hereunder shall be the USD amount (A) calculated as follows:

A   =   ( C / 190 )  x  D

where C equals the number of Shares held by the Seller as set out in Schedule 2 of this Agreement; and where D equals the total Losses in respect of that particular Claim.

11.4	Procedures

11.4.1
In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person or entity in respect of which payment may be sought under Clause 11.1 or 11.2 of this Agreement (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.

11.4.2
The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.

11.4.3
If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within fourteen (14) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.

11.4.4
If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as in this Agreement provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.

11.4.5	If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.

11.4.6
If the indemnifying party shall assume the defence of any Claim, the indemnified party may participate, at his or its own expense, in the defence of such Claim provided, however, that such indemnified party shall be entitled to participate in any such defence with separate counsel at the expense of the indemnifying party if:

(a)	so requested by the indemnifying party to participate; or

(b)
in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable;

and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.

11.4.7	The Parties agree to cooperate fully with each other in connection with the defence, negotiation or settlement of any such Claim.

11.4.8
After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

11.4.9
The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect to it except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

11.5	Professional indemnity insurance

11.5.1	The Buyer will cause the Company to maintain all insurances which the Sellers (acting reasonably) believe are relevant or necessary for a period of two (2) years after the Completion Date.

11.5.2
The Buyer’s obligations in this Clause 11 are subject to the requirements of any insurer or insurers who may indemnify (or be obliged to indemnify) in respect of any Claims in respect of which the Sellers might otherwise be required to indemnify the Buyer or the Company.

11.6	Taxation of indemnity payments

11.6.1	The Sellers and the Buyer agree to treat any indemnity payment made pursuant to this Clause 11 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

12	RESTRAINT OF TRADE

12.1	Restraint

12.1.1
The Sellers agree with the Buyer that in order to protect the goodwill of the Company, the Buyer and the Business, neither the Sellers nor any of their affiliates will directly or indirectly at any time do any of the following:

(a)
canvass or solicit (other than for the Company or the Buyer) services which are the same as or similar to the services of the Business, or business which is the same as or similar to the Business of the Company, in the 12 months prior to the Commencement Date, from any person who is or has been in the 12 months prior to the Commencement Date a client or customer of the Company;

(b)
subject to Clause 12.6, engage or be concerned or interested in any business which provides goods or services that are the same or similar to and which compete with the whole or a material part of the Business of the Company or the Buyer;

(c)
approach any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company or the Buyer with a view to offering them alternative employment with the Sellers;

(d)	do or say anything harmful to the reputation of any group company;

(e)	do or say anything which may lead a person to cease, curtail or alter the terms of its dealings with the Company;

(f)	save to the extent that the Sellers are employed by the Company or the Buyer, represent itself as being in any way connected with or interested in or associated with:

(i)	the Company (except as the prior owner of the Shares); or

(ii)	any other business carried on by the Buyer or by the Company;

(g)	use a name which is similar to the present name of the Company;

(h)	use any of the intellectual property or any colourable imitation of any of it;

(i)	disclose or use to its advantage or the disadvantage of the Buyer:

(i)	the name of any customer of the Company;

(ii)	any of the intellectual property; or

(iii)
any of the trade secrets, secret or confidential operations, processes or dealings of, or any confidential information relating to, the Company or its organisations, finances, transactions, customers or affairs; or

(j)
make any negative statement of any kind concerning the Company, the Buyer or its affiliates, or their directors, officers or agents, except as such may be compelled by legal proceedings or governmental action or authority.

12.2	Area of restraint

12.2.1	The restraint in Clause 12.1 applies within each of the following areas:

(a)	the municipality of Brisbane and the Gold Coast;

(b)	the State of Queensland; and

(c)	Australia.

12.3	Period of restraint

12.3.1	The restraint in Clause 12.1 applies for the period commencing on the date of this Agreement and ending 6 months after the Completion Date.

12.4	Capacity of restraint

12.4.1	The restraint in Clause 12.1 applies to the Sellers and each its Directors, Shareholders and Delegates acting:

(a)	either alone or in partnership or association with another person;

(b)	as Buyer, agent, representative, director, officer or employee;

(c)	as member, shareholder, debenture holder, note holder or holder of any other security;

(d)	as trustee of or as a consultant or adviser to any person (other than the Buyer); or

(e)	in any other capacity.

12.5	Severability

12.5.1
Clauses 12.1 has effect as comprising each of the separate provisions which results from each combination of an area referred to in Clause 12.2, a period referred to in Clause 12.3, and a capacity referred to in Clause 12.4.  Each of these separate provisions operates concurrently and independently.

12.5.2	If any separate provision referred to in Clause 12.5.1 is unenforceable, illegal or void, that provision is severed and the other provisions remain in force.

12.5.3	The Sellers and each of its Directors, Shareholders and Delegates each acknowledge that each of those separate provisions is a fair and reasonable restraint of trade.

12.6	Exceptions

12.6.1	Clause 12.1 does not apply to David Arthur Hunter or to Adrian Kent Ferris.

12.6.2
Clause 12.1 does not prevent a Seller from owning securities of any publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by the Seller in such publicly-owned corporation (other than the Buyer) does not exceed two percent (2%) of the outstanding securities of such class.

13	CONFIDENTIALITY

13.1	Confidentiality and use

13.1.1	Subject to Clause 13.2, each Party must not, unless authorised by the other Parties in writing or necessary to perform its obligations under this Agreement:

(a)	disclose, reveal or make available to any person any Confidential Information;

(b)	permit or allow any Confidential Information to be disclosed, revealed or made available to any person;

(c)	use or attempt to use any Confidential Information in any manner which may be reasonably likely to damage, injure or cause any loss, either directly or indirectly, to the Company;

(d)
use or attempt to use any Confidential Information in any manner for the purpose (whether sole, dominant or collateral) of gaining, directly or indirectly, an advantage for any person other than a person authorised to be in receipt of such advantage under this Agreement;

(e)	make improper or unconscionable use of any Confidential Information; or

(f)	access, use, copy, replicate, modify, corrupt or change in any way any Confidential Information.

13.2	Exceptions

13.2.1	A Party does not breach Clause 13.1 by performing an act or omitting to perform an act in circumstances where it is legally compelled to do so.

13.3	Notification of breach

13.3.1	Each Party who becomes aware of any unauthorised disclosure of the Confidential Information or other breach of this Clause 12.5 must immediately notify the Company of that fact.

13.4	Remedies for breach of confidentiality

13.4.1
Each Party acknowledges that damages may not be a sufficient remedy for a breach of this Clause 12.5 and an interim or permanent injunction is a reasonable remedy available to the Company if a breach of this Clause 12.5 is reasonably anticipated.

13.5	Survival of terms

13.5.1	The terms and conditions of this Clause 12.5 survive any expiration or termination of this Agreement.

14	TRANSFER DUTY AND LEGAL COSTS

14.1	Transfer Duty

14.1.1
The Buyer must bear and is responsible for any and all transfer duty on or in respect of this Agreement, the instruments of transfer under this Agreement, and any instrument or transaction contemplated by or ancillary to this Agreement.

14.2	Legal costs

14.2.1	Each Party shall bear its own legal costs of and in connection with this Agreement and the Completion.

15	GENERAL

15.1	Amendment

15.1.1	This Agreement may be amended only by another agreement executed by all Parties who may be affected by the amendment.

15.2	No waiver

15.2.1
No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver, and nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

15.3	Entire agreement

15.3.1	Subject to any amendment of this Agreement under Clause 15.1, this Agreement constitutes the sole and entire agreement between the Parties.

15.3.2	No warranties, representations, guarantees or other terms or conditions of any kind not contained and recorded in this Agreement are of any force or effect.

15.4	Severability

15.4.1	If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

15.5	Survival of representations and warranties

15.5.1
Subject to Clause 15.5.2, the Parties hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Completion hereunder, regardless of any investigation made by the Parties.

15.5.2
Any claims or actions with respect to it (other than claims for indemnifications with respect to the representation and warranties contained in Clauses 7.13 to 7.17, 7.24, 7.37 and 7.42 which shall survive for periods coterminous with any applicable statutes of limitation or, in respect of taxation assessments, any applicable statutory taxation assessment amendment periods) shall terminate unless within twenty-four (24) months after the Completion Date written notice of such claims is given to the Sellers or such actions are commenced.

15.6	Further assurances and good faith

15.6.1	Each Party must take all steps, execute all documents and do everything reasonably required by the other Party to give effect to any of the transactions contemplated by this Agreement.

15.6.2	Each Party agrees to act in good faith towards each other Party in observing the terms and performing their respective obligations under this Agreement.

15.7	Specific Performance

15.7.1	The Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Buyer and that the Buyer will not have an adequate remedy at law.

115.7.2
The obligations of the Sellers under this Agreement, including, without limitation, the Sellers' obligation to sell the Shares to the Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.

15.7.3	Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

15.8	Successors and assigns

7.8.1	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

15.9	Privity of contract

15.9.1	Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.

15.10	Assignment

15.10.1
No assignment or novation of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Buyer (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void;

15.11	Notices

15.11.1	Each notice given under this Agreement:

(a)	must be typed or in legible writing;

(b)	must be in the English language; and

(c)	must be addressed to the Party at that Party's address, or sent to the Party at that Party’s facsimile number, given in Schedule 1; and

(d)	must be signed by the Party giving it.

15.11.2	Each notice given under this Agreement may only be served personally, by prepaid post or by facsimile transmission.

15.11.3	Each notice given under this Agreement may only be served personally, by prepaid post or by facsimile transmission. In this regard:

(a)	Subject to Clause 15.11.4, if a notice given under this Agreement is served personally, it is deemed to be served the day it is served.

(b)	Subject to Clause 15.11.4, if a notice given under this Agreement is served by prepaid post, it is deemed to be served two Business Days after posting.

(c)
If a notice given under this Agreement is served by facsimile transmission within Business Hours, it is deemed to be served when the facsimile machine through which it was sent produces a report indicating a successful transmission of the notice.

(d)
If a notice given under this Agreement is served by facsimile transmission outside Business Hours, it is deemed to be served at the commencement of the next Business Hour after the time when the facsimile machine through which it was sent produces a report indicating a successful transmission of the notice.

15.11.4	If a delivery or receipt is outside Business Hours, the notice is taken to have been given during Business Hours on the next Business Day.

15.12	Party acting as trustee

15.12.1
If a Party enters into this Agreement as trustee of a trust, the Party and its successors as trustee of the trust are liable under this Agreement in their own right and as trustee of the trust.  Nothing releases the Party from any liability in its personal capacity.  The Party warrants that:

15.12.2	all the powers and discretions conferred by the deed establishing the trust are capable of being validly exercised by the Party as trustee and have not been varied or revoked;

15.12.3	the trust is a valid and subsisting trust;

15.12.4	the Party is the sole trustee of the trust and has full and unfettered power under the terms of the deed establishing the trust to enter into and be bound by this Agreement on behalf of the trust;

15.12.5	this Agreement is executed and entered into as part of the due and proper administration of the trust and for the benefit of the beneficiaries of the trust; and

15.12.6
no restriction on the Party's right of indemnity out of, or lien over, the trust's assets exists, or will be created or permitted to exist, and that right has priority over the right of the beneficiaries to the trust's assets.

15.13	Governing law

15.13.1	This Agreement is governed by and construed in accordance with laws applicable in the State of Queensland, Australia.

15.13.2
Each Party submits to the respective jurisdictions (including, where applicable, the non exclusive jurisdictions) of the courts of Queensland, Australia, as well as all other Australian courts or tribunals having jurisdiction over laws applicable in the State of Queensland, Australia.

15.13.3	Any proceedings in respect of any cause of action arising under this Agreement must be instituted, heard and determined in a court of competent jurisdiction in Queensland, Australia.

15.14	Counterparts & exchange by fax

15.14.1	This Agreement may be executed in any number of counterparts and all counterparts taken together shall constitute one and the same instrument.

15.14.2	Each Party may execute this Agreement by signing a facsimile copy of the same and serving the signed copy by hand, mail or facsimile on each other Party.

SCHEDULE 1 – AGREEMENT DETAILS

Effective Date

30 November 2007.

Completion Date

30 November 2007, or such other date agreed in writing between the parties.

Place of Completion

206 Logan Road, Buranda Qld 4102, or such other place agreed in writing between the parties.

Purchase Price

The Purchase Price comprises the aggregate sum of the following amounts:

(1)	Six hundred thousand US dollars (USD$600,000.00); and

(2)	Six hundred and sixty eight thousand, eight hundred and eleven AUD dollars and seventy six AUD cents AUD$668,811.76.

Apportionment of Purchase Price

Seller	USD	AUD
Steven Peter James	$3,157.89	$3,520.06
Annette Beryl James	$3,157.89	$3,520.06
Adrian Kent Ferris & Lionel John Ferris jointly as trustees	$63,157.89	$70,401.24
Margo Donoghue	$31,578.95	$35,200.62
Annette Beryl James & Steven Peter James jointly as trustees	$451,578.95	$503,368.85
David Arthur Hunter & Leonne Rosslyn Whibley jointly as trustees	$47,368.42	$52,800.93
TOTAL	$600,000.00	$668,811.76

SCHEDULE 2 – PARTY DETAILS

Company

James Design Pty Ltd ACN 010 768 359

Sellers

Steven Peter James of 167 Andrew Road, Greenbank Qld 4124	1 Ordinary Share
Annette Beryl James of 167 Andrew Road, Greenbank Qld 4124	1 Ordinary Share
Adrian Kent Ferris & Lionel John Ferris jointly as trustees of 15 Walton Street, Dutton Park Qld 4102	20 Ordinary Shares
Margo Donoghue of 36 Quirinal Crescent, Seven Hills Qld 4170	10 Ordinary Shares
Annette Beryl James & Steven Peter James jointly as trustees of 167 Andrew Road, Greenbank Qld 4124	143 Ordinary Shares
David Arthur Hunter & Leonne Rosslyn Whibley jointly as trustees of 14 Beldale Court, Wellington Point Qld 4160	15 Ordinary Shares
TOTAL	190 Ordinary Shares

Buyer

WPCS Australia Pty Ltd ACN 128 426 602

Retiring Directors

Lionel John Ferris

New Directors

Andrew Hidalgo
Joseph Heater

Retiring Secretary

Annette Beryl James

New Secretary

Lionel John Ferris

SCHEDULE 3 – COMPANY SHARES

NIL

SCHEDULE 4 – COMPANY SUBSIDIARIES

NIL

SCHEDULE 5 – THIRD PARTY CONSENTS

NIL

SCHEDULE 6 – SPECIAL INCOME IN FINANCIAL STATEMENTS

AS PER THE FOLLOWING –

•	JAMES DESIGN PTY LTD – PROFIT AND LOSS AS AT 30.6.06 - HIGHLIGHTED ITEMS

•	JAMES DESIGN PTY LTD – PROFIT AND LOSS AS AT 30.6.07 - HIGHLIGHTED ITEMS

•	JAMES DESIGN PTY LTD – PROFIT AND LOSS 1.7.07 – 31.10.07 - HIGHLIGHTED ITEMS

SCHEDULE 7 – COMPANY LIABILITIES

NIL

SCHEDULE 8 – TAX RETURNS

NONE OTHER THAN -

•	AUSTRALIAN TAXATION OFFICE – GST AUDIT (RANDOM CHECK) SOMETIME 2000 - 2001

SCHEDULE 9 – ACCOUNTS RECEIVABLE

NIL

SCHEDULE 10 – INVENTORY

NIL

SCHEDULE 11 – FIXED ASSETS

AS PER ATTACHED

•	FURNITURE AND COMPUTER INVENTORY - 206 LOGAN ROAD BURANDA QLD

•	DEPRECIATION SCHEDULE

•	ESANDA LEASE (RODEO)

•	RICOH LEASE

SCHEDULE 12 – LEASES

AS PER LEASES ATTACHED TO SCHEDULE #11

AND ATTACHED

OFFICE LEASE

SCHEDULE 13 – INTELLECTUAL PROPERTY RIGHTS

NIL

SCHEDULE 14 – INSURANCE POLICIES

SEE ATTACHED

1.	PROFESSIONAL INDEMNITY

2.	BUSINESS INSURANCE (INCL PUBLIC LIABILITY)

3.	MOTOR VEHICLE (RODEO)

4.	MOTOR VEHICLE (CROSS 8)

5.	MOTOR VEHICLE (FESTIVA)

6.	DIRECTOR’S INSURANCE AS PER ATTACHED SCHEDULE (S JAMES)

SCHEDULE 15 – THIRD PARTY CONTRACTS

SEE ATTACHED

1.	EMPLOYEE AGREEMENTS

2.	CONTRACT EMPLOYEE AGREEMENT

3.	LEASE ESANDA (RODEO) SEE SCHEDULE 12

4.	LEASE ESANDA (CROSS 8) SEE SCHEDULE 12

SCHEDULE 16 – LEGAL VIOLATIONS & INFRINGEMENTS

NIL

SCHEDULE 17 – LITIGATION & DISPUTES

NIL

SCHEDULE 18 – ACTIONS OUTSIDE ORDINARY COURSE OF BUSINESS

NIL

SCHEDULE 19 – EMPLOYEE PROGRAMS

NIL

SCHEDULE 20 – SERVICE WARRANTIES & LIABILITIES

JAMES DESIGN PTY LTD HAS NO CURRENT CLAIMS AND

IS NOT AWARE OF ANY LIKLEY TO OCCUR

IN REGARD TO THE FOLLOWING-

•	DESIGN WARRANTY – JAMES DESIGN P/L WILL CORRECT DESIGN FAULT WITHOUT CHARGE

•	CONSTRUCTION WARRANTY – IF INSTALLED, WE REMEDY THE PROBLEM UP TO

THE AMOUNT OF OUR PROFESSIONAL INDEMNITY EXCESS ($10,000), IN EXCESS

OF THIS AMOUNT REPRESENTS A CLAIM UPON OUR PROFESSIONAL INDEMNITY

        POLICY (SEE SCHEDULE #14).

SCHEDULE 21 – COMPANY ASSETS

FURNITURE AND COMPUTER INVENTORY LIST – REFER SCHEDULE # 11

206 LOGAN ROAD BURANDA  QLD

SCHEDULE 22 – SPECIAL COMMERCIAL PRACTICES

NIL

SCHEDULE 23 – LICENCES, CONSENTS, PERMITS & APPROVALS

1.	ROSS FAIRWEATHER – # 4865 R.P.E.Q. (REGISTERED PROFESSIONAL ENGINEER QUEENSLAND)

2.	DARRYL COOPER – #1001201 B.S.A. (BUILDING SERVICES AUTHORITY) FIRE AND HYDRAULIC

3.	STEVEN JAMES – #11500EM N.T. BUILDING PRACTIONERS BOARD

4.	LIONEL FERRIS - #1243450 R.P.E.Q. (ELECTRICAL)

5.	JAMES DESIGN PTY LTD – # 2307 BOARD OF PROFESSIONAL ENGINEERS QLD

6.	SCHEDULE 24 – ENVIRONMENTAL MATTERS

NIL

SCHEDULE 25 – BROKERS

BUSINESS BROKER – SUPERTRAC PTY LTD

GPO BOX 3294

BRISBANE  Q  4001

SCHEDULE 26
RELATED PARTY TRANSACTIONS

NIL

EXECUTION

Executed as an Agreement.

Executed by WPCS AUSTRALIA PTY LTD ACN 128 426 602 in accordance with section 127 of the Corporations Act 2001:	) ) )
______________________________ Director/Company Secretary		______________________________ Director

______________________________ Name of Director/Company Secretary (BLOCK LETTERS)		______________________________ Name of Director (BLOCK LETTERS)

Executed by STEVEN PETER JAMES
at (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by ANNETTE BERYL JAMES
at (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by ADRIAN KENT FERRIS
at (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by LIONEL JOHN FERRIS
At (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by MARGO DONOGHUE
At (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by DAVID ARTHUR HUNTER
At (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by LEONNE ROSSLYN WHIBLEY
at (suburb)

on (date)
Signature
in the presence of:

Witness

Name

Executed by JAMES DESIGN PTY LTD ACN 010 768 359 in accordance with section 127 of the Corporations Act 2001:	) ) )
______________________________ Director/Company Secretary		______________________________ Director

______________________________ Name of Director/Company Secretary (BLOCK LETTERS)		______________________________ Name of Director (BLOCK LETTERS)